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                                                                    EXHIBIT 99.1



                   TOO, INC. FOURTH QUARTER NET INCOME UP 52%
                1999 QUARTER E.P.S. $.55 VS. $.36 FOR 1998 PERIOD


COLUMBUS, Ohio; Feb. 17, 2000 - Too, Inc. (NYSE: TOO) today reported net income increased 52% to $17.2 million, or $.55 per diluted share, for the fourth quarter ended January 29, 2000 over adjusted net income of $11.3 million, or $.36 per diluted share, for the quarter ended January 30, 1999.

The adjusted results for 1998 and 1999 reflect interest expense on the Company's ongoing capital structure and are also restated to give effect to the change in accounting for gift certificates. Excluding the impact of interest expense, fourth quarter 1998 diluted earnings per share, after restatement, amounted to $.37.

Net sales for the fourth quarter 1999 were $155.6 million compared to $123.2 million for the 1998 period.

Comparable store sales increased 10% for the fourth quarter 1999 on top of a 10% increase in comparable store sales for the same period in fiscal 1998.

"The fourth quarter capped off a great year for the Company," said Too, Inc. Chairman and CEO Michael W. Rayden. "Our increased sales and profitability are clear indicators of our success in building the Limited Too brand. We are close to achieving our goal of being a 360-degree brand with the launch of our `catazine' in October and the introduction of the Company's expanded Web site earlier this month. Our plans include enabling customers to purchase Limited Too merchandise through the Web site by mid-year."

Net income for fiscal year 1999 was $24.6 million, representing diluted earning per share of $.79. Adjusted net income for fiscal year 1999 increased 60% to $23.4 million, or $.75 per diluted share, compared to adjusted net income of $14.6 million, or $.47 per diluted share, for fiscal 1998. Net sales for 1999 increased 20% over the prior year in reaching a record $452.4 million. Comparable store sales increased 9% for the 1999 fiscal year as compared to a 15% increase in comparable store sales for 1998.

During the fourth quarter of fiscal 1999, the Company changed its accounting for gift certificates. In making the change, the Company looked to guidance provided by Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements which was issued in December 1999 by the Securities and Exchange Commission. The Company effected this accounting change by restating its previously published financial statements for fiscal periods 1997 through 1999. The change reduced diluted earnings per share for fiscal years 1997, 1998 and 1999 by $.01, $.02 and $.03 per share, respectively. The change does not affect the Company's reported cash flows, net sales or comparable store sales.

As of January 29, 2000, Too, Inc. operated 352 Limited Too stores. During 1999, the Company opened 42 new stores and remodeled 18 existing stores. All of the stores opened last year were done in the highly successful "Girl Power" design format.

Too, Inc. is a specialty retailer targeted to active, fashion-aware girls between 7 and 14 years of age and operates 352 stores in 44 states and distributes a catazine under the "Limited Too" brand name. Visit the Company's Web site at www.limitedtoo.com.

Interested investors may listen to a recording of Too, Inc.'s quarterly earnings conference call by pressing 1-800-625-5288 and requesting replay #656342. The replay will be available through February 27, 2000.


SAFE HARBOR STATEMENT UNDER THE PRVATE SECURITIES LITIGATION REFORM ACT OF 1995:

All forward-looking statements in this press release, including the statements regarding the Company's plan to enable customer e-commerce purchases by mid-2000, involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the Company's control. Such factors include, but are not limited to, the Company's ability to implement systems for e-commerce purchases in the expected time frame and the acceptance thereof by customers, and other risk factors


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described in the Company's filings with the Securities and Exchange Commission.
Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


/CONTACT: Robert Atkinson, Too, Inc., 614-479-3739, or BAtkinson@limitedtoo.com.





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